EXHIBIT 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

July 27, 2009

Suffolk Bancorp

4 West Second Street,

Riverhead, New York 11901

Re:	Registration Statement on Form S-3 Relating to Dividend Reinvestment and Common Stock Purchase Plan of Suffolk Bancorp

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the issuance by Suffolk Bancorp, a New York corporation (the “Company”) from time to time of up to 500,000 shares of its common stock, par value $2.50 per share (the “Shares”), under the Suffolk Bancorp Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”), we, as special counsel for the Company, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

This opinion is rendered as of the date hereof and its applicability at future dates is conditioned upon the nonoccurrence of any event which would affect the validity of the issuance of the Shares under the Plan. With respect to any Shares held as treasury shares that may be sold under the Plan, our opinion is also subject to the condition that such shares had been validly issued before they were reacquired by the Company and became treasury shares.

We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal securities laws of the United States and the laws of the State of New York. This opinion speaks as of today’s date and is limited to present statutes, regulations and judicial interpretations. In rendering this opinion, we assume no obligation to revise or supplement this opinion should the present laws be changed by legislative or regulatory action, judicial decision or otherwise or should the Plan hereafter be amended or modified.

Based on and subject to the foregoing, we are of the opinion that, when the registration statement relating to the Shares (the “Registration Statement”) has become effective in accordance with applicable law, the 500,000 Shares to be registered, when issued, paid for and delivered pursuant to and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz